Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2009, with respect to the consolidated financial statements and internal control over financial reporting of United Financial Bancorp, Inc. and subsidiary contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Boston, Massachusetts
August 7, 2009